UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2015

ONLINE DISRUPTIVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54394	27-1404923
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

3120 S. Durango Dr. Suite 305, Las Vegas, Nevada 89117
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code:  (702) 579-7900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Our majority owned Israeli subsidiary, Savicell Diagnostic Ltd., has received approval of the Ethics Committee of the Institutional Review Board of the Rambam Health Care Campus to perform clinical trials on human blood for Savicell’s blood test designed for the early diagnosis of lung cancer.  The Rambam Health Care Campus is a 1,000-bed academic hospital serving the over 2 million residents of Northern Israel.

In addition, Savicell™ has received the approval of the Ethics Committee of the Institutional Review Board of the Meir Medical Center, also for human blood trials for lung cancer. This center represents a 717-bed hospital and serves as the central medical facility of the Sharon and Shomron area, serving a population of some 800,000 residents.

No further approvals are necessary to commence clinical trials for human blood tests for the detection of lung cancer at the Sourasky Medical Center or the Meir Medical Center. Savicell™ expects to expand its trials using blood supplied by these new sites during the month of December 2015.

Savicell™ has recently moved to a new, customized and larger lab in Haifa, Israel. The new facility will allow the company to handle an increased volume of testing and analysis.  Savicell™ is a company formed to commercialize a blood test uniquely designed for the early detection of diseases including cancer and auto-immune diseases.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

99.1         News Release of December 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE DISRUPTIVE TECHNOLOGIES, INC.

By:  /s/ Giora Davidovits
Giora Davidovits
President, Chief Executive Officer, Secretary,
Treasurer and Chief Financial Officer

Dated: December 16, 2015